Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2009, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Federal Realty Investment Trust on Form 10-K for the year ended December 31, 2008 which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in the Registration Statement of Federal Realty Investment Trust and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

McLean, Virginia

June 15, 2009